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                                                     Exhibit 23





               CONSENT OF INDEPENDENT ACCOUNTANTS
               ----------------------------------

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 (Registration No. 33-34316) of DPL Inc., with respect to its Automatic Dividend Reinvestment and Stock Purchase Plan, and Post-Effective Amendment No. 3 on Form S-8, to DPL Inc.'s Registration Statement on Form S-4 (Registration No. 33-2551), with respect to The Dayton Power and Light Company's Employees' Stock Plan, of our report dated January 25, 1994, appearing on page 27 of the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page II-2 of this Form 10-K.





Price Waterhouse
Dayton, Ohio
March 14, 1994

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